Exhibit 99.1

News Release

Mellon

CONTACTS:

	Dreyfus	Ashland
Media:	Patrice M. Kozlowski	Terry L. Phalen
	(212) 922-6030	Chief Operating Officer
(212) 425-2803

Analysts:	Steve Lackey	Kevin O’Keefe
	(412) 234-5601	Manager, Business Development
	Andy Clark	(212) 425-2803
(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF ASHLAND MANAGEMENT’S
SEPARATE ACCOUNT BUSINESS
— Acquisition adds more than $560 million to Dreyfus’ separate account assets under management—

NEW YORK, November 4, 2002—Mellon Financial Corporation has completed its previously announced acquisition of the separate accounts division of Ashland Management Incorporated, a New York City-based growth-style investment management company. The acquisition gives Mellon’s subsidiary, Dreyfus Service Corporation, an additional $566 million in separate account assets for a total of more than $3 billion in separate account assets under management. The companies had announced a definitive agreement on September 12. Terms of the all-cash deal were not disclosed.

The Ashland separate accounts team will operate as a separate company reporting to Dreyfus.

Founded in 1977 by Charles Hickox and with approximately $1.8 billion in assets under management, Ashland Management Incorporated is an asset management firm based in New York City, specializing in a large-cap growth investment style. Following the disposition of its retail separate account line of business, Ashland will focus exclusively on serving the institutional and high net worth marketplaces.

The Dreyfus Corporation, established in 1951 and headquartered in New York City, is one of the nation’s leading asset management companies, currently managing approximately $180 billion in mutual funds, separately managed accounts and institutional portfolios. Dreyfus Service Corporation is a wholly-owned subsidiary of The Dreyfus Corporation. For more information, visit www.dreyfus.com.

The Dreyfus Corporation is a subsidiary of Mellon Financial Corporation, a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $562 billion under management. News and other information about Mellon is available at www.mellon.com.

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